UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2012

AEROFLEX HOLDING CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34974	01-0899019
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

35 South Service Road, P.O. Box 6022
Plainview, New York	11803
(Address of Principal Executive Offices)	(Zip Code)

(516) 694-6700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 24, 2012, Aeroflex Incorporated (“Borrower”), a direct wholly-owned subsidiary of Aeroflex Holding Corp. (“Aeroflex”), entered into Amendment No. 1 (the “Amendment”) to the Credit and Guaranty Agreement, dated as of May 9, 2011, by and among Aeroflex, Borrower, certain subsidiaries of Borrower, as guarantors thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Credit Agreement”).

The Amendment increases flexibility under the total leverage ratio covenant. Pursuant to the Amendment, the maximum total leverage ratio (as defined in the Credit Agreement) permitted as of June 30, 2012 will be 5.75 to 1.00, which periodically decreases to 3.50 to 1.00 on March 31, 2015. The Amendment also increases the interest rate payable with respect to outstanding borrowings under the loan facility by 1.5% to either: (i) the base rate (as defined in the Credit Agreement), plus an applicable margin of 3.5%, or (ii) the adjusted LIBOR rate (as defined in the Credit Agreement), plus an applicable margin of 4.5%, in each case, subject to a quarter point reduction if total leverage is less than 4.00 to 1.00. The Amendment also modifies the excess cash flow mandatory prepayment percentage, from a range of 0% to 50% to a range of 0% to 75%, depending on the level of Aeroflex’s senior secured leverage ratio, and extends through May 24, 2013 call protection provisions under the facility.

The Amendment will result in additional interest expense of approximately $10 million per year. In addition, as a result of the Amendment, Aeroflex paid certain one-time fees and expenses in the aggregate amount of approximately $4 million, including a consent fee payable to each lender approving the Amendment.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Amendment No. 1, dated as of May 24, 2012, to the Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEROFLEX HOLDING CORP.

By:	/s/ John Adamovich, Jr.
John Adamovich, Jr.
Senior Vice President and
Chief Financial Officer

Date: May 24, 2012